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                                                           EXHIBIT 2


                          LEUCADIA NATIONAL CORPORATION
                              315 Park Avenue South
                         New York, New York  10010-3679
                                 (212) 460-1900
                               Fax (212) 598-4869



     September 29, 1995



     Dr. Peter Linneman
     Chairman of the Board
     Rockefeller Center Properties
     1270 Avenue of the Americas
     Suite 2410
     New York, New York 10020


     Dear Dr. Linneman:

     We have carefully reviewed the Gotham proposal. We support it. We will not support either the Zell or Goldman proposals as presently constituted. We trust that the other shareholders will have similar views. We would intend to subscribe to the rights as outlined in the Gotham proposal.

     Sincerely,

     /s/ Joseph S. Steinberg

     Joseph S. Steinberg
     President







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